Exhibit 99.5

JT&N (Hong Kong) (金誠同達(香港)律師事務所)	Unit 1908, 19/F, Tower One, Lippo Centre 89 Queensway, Admiralty, Hong Kong 香港金鐘金鐘道89號力寶中心1座19樓1908室 Tel: (852) 3841 7709 Fax: (852) 3468 1930 E-mail: hkteam@jtn.com

Our Ref.: 460		Date: 25 August 2026

Your Ref.:	F	Please reply to: Peter Chen (Tel: 3841-7709 Fax: 3468 1930) (Email: hkteam@jtn.com)

AGM Group Holdings Inc.

Unit 2212,22/F, CC Wu Building

Wanchai, Hong Kong

Dear Sirs,

Re: Legal Opinion on (1) AGM Electronic Technology Limited; and (2) AGM Integrated Tech Limited

1.	We are instructed by AGM Group Holdings Inc., a British Virgin Islands exempted company (the “Company”) in relation to Post-effective Amendment No.1 to the Company's registration statement on Form F-1, including all amendments or supplements thereto (collectively, the “Registration Statement”") filed by the Company with the Securities and Exchange Commission of the United States of America (the “SEC”) under the U.S. Securities Act of 1933 (as amended).

2.	We have acted as the Hong Kong legal advisers to the Company, which holds the entire issued share capital of (1) AGM Electronic Technology Limited; and (2) AGM Integrated Tech Limited (collectively, the “Hong Kong Company”).

3.	We confirm that we are lawyers qualified to practice in Hong Kong to give this legal opinion (the “Opinion”).

4.	For the purpose of this Opinion, we have carried out due diligence on the Hong Kong Company, reviewed and examined copies of the Registration Statement, and such other documents as we have considered necessary or advisable for the purpose of rendering this Opinion, which are provided to us by the Company and the Hong Kong Company and/or obtained through public searches as of 21 August 2026 (“Reference Date”) (collectively, the “Documents”). Apart from the Documents, we have relied upon a written confirmation signed by the sole Director of the Hong Kong Company dated as of the Reference Date(collectively, the “Written Confirmation”) confirming certain matters of fact that are relevant to the rendering of this Opinion.

Assumptions and Qualifications

5.	For the purposes of this Opinion, we have assumed without investigation that:

(a)	all copies of the Documents conform to their originals;

(b)	where applicable, all signatures on the Documents are genuine, authentic and complete;

(c)	where applicable, all individuals signing or executing the Documents have the requisite legal capacity and are duly authorised to sign or execute the Documents;

(d)	all information provided by the Company and/or the Hong Kong Company is true and correct; and

(e)	the information disclosed in the public record did not fail to disclose any information which had been delivered for filing or registration.

6.	This Opinion is limited to and is given based on our understanding of the current laws in Hong Kong as of the Reference Date. As we are lawyers qualified to practise in the jurisdiction of Hong Kong, this Opinion shall not be taken to express or imply any opinion on the laws of any jurisdictions other than Hong Kong and we have not investigated the laws of any jurisdiction other than Hong Kong.

7.	This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This Opinion speaks as of its date and we undertake no obligation to update this Opinion based on events, changes in the law or other matters occurring after the date hereof or to provide any notice to any person or entity of any subsequent events, facts or other matters which might affect the opinions given herein.

8.	This Opinion is based solely upon our inspection of the Documents and the Written Confirmation, without any further independent investigation with respect thereto.

9.	In line with our engagement letter with the Company, we place a limit on our liability to anyone who relies on this opinion. Our maximum liability in contract, tort, under statute or otherwise, for any loss suffered by any party arising from our negligence or otherwise in connection with this opinion shall not exceed USD1 million. This will not operate to exclude or limit our liability for fraud or dishonesty.

10.	This Opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the SEC on or about the date of this Opinion. As such, they may not be used or relied upon on any other transactions or matters or by any other person for any other purposes whatsoever without our prior written consent.

11.	Save as the above, we hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Legal opinion

12.	Subject to the Assumptions and Qualifications listed and based on the due diligence results, we are of the opinion that:-

(a)	The Hong Kong Company was validly incorporated in Hong Kong and has since then been validly existing under the Companies Ordinance (Cap. 622 of the Laws of Hong Kong). As at the Reference Date, (i) no resolution has been passed to voluntarily wind up the Hong Kong Company; (ii) no winding up petition has been presented to the Hong Kong Company; (iii) no order has been made by any court for the winding up or administration of the Hong Kong Company; and (iv) no receiver or administrator has been appointed in relation to the Hong Kong Company or any of its assets or revenues: and

(b)	statements set forth in the Registration Statement insofar to the extent that such statements relate to matters of Hong Kong law or regulations or describe or summarize Hong Kong law or regulations, are, as at the Reference Date. true and accurate in all material aspects and the descriptions are not misleading in any material aspect.

Yours faithfully,

/s/ JT&N (Hong Kong)
JT&N (Hong Kong)

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